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                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                  ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                       AUGUST 4, 1999
                                                                      YEAR ENDED          THROUGH
                                                                     DECEMBER 31,       DECEMBER 31,
                                                                         2000               1999
                                                                     ------------      --------------
Net income before extraordinary loss                                   $   88.6           $   29.8
Less: Redeemable preferred dividends                                       (8.8)             (10.6)
                                                                       --------           --------
Net income before extraordinary loss available for common stock            79.8               19.2
Extraordinary loss on debt prepayment                                     (17.5)                --
                                                                       --------           --------
Net income available for common stock                                  $   62.3           $   19.2
                                                                       ========           ========

Basic weighted average common shares outstanding                          160.2              136.7
Add: Dilutive effect of stock options                                       5.4                7.9
                                                                       --------           --------
Diluted weighted average common shares outstanding:                       165.6              144.6
                                                                       ========           ========

Earnings per share:

Basic:
Net income before extraordinary loss available for common stock        $   0.50           $   0.14
Extraordinary loss on debt prepayment                                     (0.11)                --
                                                                       --------           --------
Net income available for common stock                                  $   0.39           $   0.14
                                                                       ========           ========

Diluted:
Net income before extraordinary loss available for common stock        $   0.49           $   0.13
Extraordinary loss on debt prepayment                                     (0.11)                --
                                                                       --------           --------
Net income available for common stock                                  $   0.38           $   0.13
                                                                       ========           ========
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